FOR IMMEDIATE RELEASE
February 3, 2016

CBS CORPORATION ANNOUNCES THAT LESLIE MOONVES HAS BEEN
NAMED CHAIRMAN OF THE COMPANY

SUMNER REDSTONE RESIGNS AS EXECUTIVE CHAIRMAN;
NAMED CHAIRMAN EMERITUS

New York, NY-CBS Corporation (NYSE: CBS.A and CBS) announced today that Leslie Moonves has been elected the next Chair of the CBS Board of Directors. Mr. Moonves was nominated by Shari E. Redstone, Vice Chair of the CBS Board, and his appointment was confirmed by a unanimous vote of the CBS directors. He also will continue to serve as President and Chief Executive Officer of CBS, positions he has held since 2006. Mr. Moonves’ election by the Board follows the recent resignation of Sumner M. Redstone from his position of Executive Chairman, which was effective February 2, 2016, and his appointment to the role of Chairman Emeritus, CBS Corporation. Ms. Redstone, Mr. Redstone’s daughter, will continue to serve as Vice Chair of the CBS Board, a position she has held since 2005.

“I am honored to accept the chairmanship of this great Company,” said Moonves. “I want to thank Sumner for his guidance and strong support over all these years. It has meant the world to me. I am particularly grateful that Shari Redstone has agreed to continue in her role as Vice Chair of the Company. Her business acumen and knowledge of the media space remain very important to me as we move forward, and I greatly appreciate her support and invaluable counsel. I would also like to thank our excellent board of directors, who have contributed so significantly to our success. The people of CBS have achieved much together and I believe the best is yet to come.”

Leslie Moonves joined CBS in 1995 after a distinguished career at Warner Bros. Television and Lorimar Television.  He has held positions as President of CBS Entertainment (1995-1998), President and CEO of CBS Television (1998-2003) and Chairman of CBS Television (2003-2004).  In 2004, Mr. Moonves also became Co-President and Co-Chief Operating Officer of Viacom and remained so until CBS’s separation from Viacom in 2006 when he became President and Chief Executive Officer of CBS Corporation.

Before electing Mr. Moonves, the CBS Board offered the position of Non-Executive Chair to Ms. Redstone, but she declined in light of her other professional and personal responsibilities, and in recognition of her confidence in Mr. Moonves. Ms. Redstone serves as Co-Founder and Managing Partner of Advancit Capital, a venture capital firm that invests in early stage companies focusing on media, entertainment and technology. Ms. Redstone also serves as Vice Chair of Viacom, and as President of National Amusements, Inc., which is the controlling shareholder of Viacom and CBS, and owner of the international chain of Showcase and Cinema de Lux theaters.

“I have been fortunate to work with Les and he has clearly established himself as a creative and effective leader who understands both the challenges and the opportunities that are shaping today’s media landscape,” said Ms. Redstone. “I am sure he will make a great Chair and I look forward to working with him for many years to come.”

Disclosure Notice
All statements in this release other than statements of historical fact are, or may be deemed to be, "forward-looking" statements, and reflect CBS Corporation’s current expectations concerning future results and events. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation: changes in legislation, tax rules or market conditions; other domestic and global economic, business, competitive and/or regulatory factors affecting CBS Corporation’s businesses; and other factors described in CBS Corporation’s news releases and filings with the SEC including, but not limited to, its most recent Forms 10-K, 10-Q and 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the time of this news release. Except to the extent required by applicable securities laws, we do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.
About CBS Corporation
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand —“the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Films, CBS Interactive, Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.
CONTACTS

Gil Schwartz    818-655-1133    gdschwartz@cbs.com
Dana McClintock    212-975-1077    dlmcclintock@cbs.com